                              EMPLOYMENT AGREEMENT

                  EMPLOYMENT AGREEMENT (the "Agreement") dated as of January 31, 2000, by and between MCII Holdings (USA), Inc., a Delaware corporation (the "Company"), and C. Roberto Cordaro (the "Executive").

                  WHEREAS, the Company is engaged in the business of (i) designing, manufacturing, assembling and marketing of coaches of monocoque or unitized construction configuration and (ii) the distribution of replacement parts to the intercity coach and transit bus markets (the "Business"); and

                  WHEREAS, the Executive has experience in the Business; and

                  WHEREAS, the Company desires that the Executive serve as Chief Executive Officer of the Company and the Executive desires to hold such position under the terms and conditions of this Agreement; and

                  WHEREAS, the parties desire to enter into this Agreement setting forth the terms and conditions of the employment relationship of the Executive with the Company.

                  NOW, THEREFORE, intending to be legally bound hereby, the parties agree as follows:

                  1. EMPLOYMENT. The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, upon the terms and subject to the conditions set forth herein.

                  2.       TERM.

                           (a)      Subject to earlier termination pursuant to
Section 12 hereof, the term of the employment by the Company of the Executive pursuant to this Agreement (as the same may be extended, the "Term") shall commence effective January 31, 2000 (the "Effective Date") and terminate on the second anniversary thereof, unless extended as hereinafter set forth.

                           (b)      Commencing on the first anniversary of the
Effective Date and on each subsequent anniversary thereof, the Term shall automatically be extended for one (1) additional year unless, not later than ninety (90) days prior to any such

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anniversary date, either party hereto shall have notified the other party hereto in writing that such extension shall not take effect.

                  3. POSITION. During the Term, the Executive shall serve as the Chief Executive Officer of the Company, supervising the conduct of the business and affairs of the Company and performing such other duties as the Board of Directors of the Company (the "Company Board") shall determine. The Executive agrees to serve, without any additional compensation, as a director on the Company Board and the board of directors of any subsidiary of the Company, and/or in one or more executive officer positions with any subsidiary of the Company.

                  4. DUTIES. During the Term, the Executive shall devote his full time and attention during normal business hours to the business and affairs of the Company.

                  5.       SALARY AND BONUS.

                           (a)      During the Term, the Company shall pay to
the Executive a base salary at the rate of $600,000 per year. Commencing on the first anniversary of the Effective Date and annually thereafter, the Company Board shall review the base salary and may increase such amount from time to time as it may deem advisable (such salary, as the same may be increased, the "Base Salary"). In no event shall the Base Salary be decreased during the Term. The Base Salary shall be pay able to the Executive in substantially equal installments in accordance with the Company's normal payroll practices.

                           (b)      For the Company's fiscal year ending
December 31, 2000, and for each fiscal year thereafter, the Executive shall be eligible to receive an annual cash bonus of up to one hundred percent (100%) of the Base Salary earned in such year, which shall be awarded by the Company Board based upon the Company's annual performance as measured against the Company's achievement of certain performance targets (generally meeting the annual budget and certain debt reduction targets) established by the Company Board. The annual bonus may be awarded as part of a bonus plan or other incentive compensation plan established by the Company Board for the Company's senior executive officers.

                  6. VACATION, HOLIDAYS AND SICK LEAVE. During the Term, the Executive shall be entitled to paid vacation, paid holidays and sick leave in accordance with the Company's standard policies for its senior executive officers.

                  7. BUSINESS EXPENSES. During the Term, the Executive shall be reimbursed for all reasonable and necessary business expenses incurred by him in connection with his employment upon timely submission by the Executive of receipts and other documentation as required by the Internal Revenue Code of 1986, as amended (the "Code"), and in accordance with the Company's normal expense reimbursement policies.

                  8. COMMUTING AND RELOCATION EXPENSES. The Executive shall be reimbursed for all normal and customary expenses incurred by the Executive in connection with temporarily commuting to and living near the Company's headquarters in Chicago, Illinois and subsequently in connection with relocating his principal residence to the Company's new headquarters (location to be determined by the Executive in consultation with the Company Board). The Executive will be reimbursed for up to $100,000 of any loss (inclusive of any taxes incurred and amounts reimbursed) incurred with respect to the sale of Executive's present residence in Indiana, in connection with his relocation to the Company's new headquarters.

                  9. OTHER BENEFITS. During the Term, the Executive shall be eligible to participate fully in all health, welfare and pension programs, plans and arrangements generally available to senior executives of the Company.

                  10. STOCK OPTION PLAN. The Company will provide for the grant of options ("Options") to the Executive to purchase an aggregate of 33,694 shares of the Company's Common Stock, par value $.01 per share (the "Common Stock") at an exercise price of $204.918 per share, which represents approximately 2% of the Company's fully diluted shares, pursuant to the terms of the Stock Option Agreement, attached hereto as EXHIBIT A. The Company will revisit the number of Options granted to the Executive in connection with its fiscal year 2001 budget and long-term forecast process, with the intention of confirming that Options granted to the Executive are expected to reasonably yield $20 to $25 million in value over a three-to-five year period if such long-term forecasts are achieved, targeting EBITDA levels of at least $200 million.

                  11.      EQUITY INVESTMENT.

                           (a)      During the 60 day period ending on July 30,
2000, the Executive shall be entitled to purchase up to 2,928 shares of Common Stock of the Company from the Company, on the terms set forth in this Section 11, at a price of $204.918 per share. The Executive may purchase the shares with a combination of cash and common stock of Cummins Engine Company at current market value. The Company will work with the Executive to accomplish the stock swap portion of such transactions on a tax efficient basis to the extent practicable, and at no additional cost to the Company.

                           (b)      The Company agrees to loan the Executive up
to $600,000 to purchase an additional 2,928 shares of Common Stock prior to July 30, 2000, at a purchase price of $204.918 per share, subject to the terms of the Promissory Note and Security Agreement among the Company and the Executive, attached hereto as EXHIBIT B.

                           (c)      The Executive acknowledges and agrees that
all shares of Common Stock acquired by him pursuant to this Agreement or otherwise, shall be subject to the restrictions set forth in Sections 4.01, 4.02, 4.03, 4.04, 7.01 and Article V of the Stockholders Agreement dated as of June 16, 1999, among the Company, JLL, CIBC Argosy, CMF, Dina and Mr. Rafael Gomez Flores, attached hereto as EXHIBIT C, as if the Executive was a party thereto.

                  12. TERMINATION OF AGREEMENT. The Executive's employment by the Company pursuant to this Agreement shall not be terminated prior to the end of the Term hereof except as set forth in this Section 12.

                           (a) BY MUTUAL CONSENT. The Executive's employment
pursuant to this Agreement may be terminated at any time by the mutual written agreement of the Company and the Executive.

                           (b) DEATH. The Executive's employment by the Company
pursuant to this Agreement shall be terminated upon the death of the Executive, in which event the Executive's spouse or heirs shall receive, when the same would have been paid to the Executive, (i) all Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Date of Termination (as defined in Section 12(g) hereof) and (ii) the Base Salary and health benefits to be paid or provided to the Executive under this Agreement for one (1) year following the Date of Termination.

                           (c) DISABILITY. The Executive's employment by the
Company pursuant to this Agreement may be terminated by written notice to the Executive by the Company or to the Company by the Executive in the event that
(i) the Executive becomes unable to perform his normal duties by reason of physical or mental illness or accident for any six (6) consecutive month period, or (ii) the Company receives written opinions from both a physician for the Company and a physician for the Executive that the Executive will be so disabled. In the event that this Agreement is terminated pursuant to this
Section 12(c), the Executive shall be entitled to receive,

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when the same would have been paid to the Executive, (i) all Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Date of Termination and (ii) the Base Salary and health benefits to be paid or provided to the Executive under this Agreement for one (1) year following the Date of Termination. The amounts payable to the Executive under this Section 12(c) shall be reduced by the proceeds of any short or long-term disability payments to which the Executive may be entitled during such period.

                           (d) BY THE COMPANY FOR CAUSE. The Executive's
employment pursuant to this Agreement may be terminated by written notice to the Executive ("Notice of Termination") upon the occurrence of any of the following events (each of which shall constitute "Cause" for termination): (i) the Executive commits any act of gross negligence, incompetence, fraud or wilful misconduct causing harm to the Company, (ii) the conviction of the Executive of a felony, (iii) the Executive intentionally obtains personal gain, profit or enrichment at the expense of the Company or from any transaction in which the Executive has an interest which is adverse to the interest of the Company unless the Executive shall have obtained the prior written consent of the Company Board, (iv) the Executive acts in a manner which the Executive intends to be materially detrimental or damaging to the Company's reputation, business operations or relations with its employees, suppliers or customers, or (v) any material breach by the Executive of this Agreement, including, without limitation, a material breach of Section 16 hereof, which breach remains uncorrected for a period of fifteen (15) days after receipt by the Executive of written notice from the Company setting forth the breach. In the event the Executive's employment is terminated pursuant to this Section 12(d), the Executive shall be entitled to receive all Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Date of Termination and no more. All Options (whether vested or not) will be forfeited.

                           (e) BY THE COMPANY WITHOUT CAUSE. The Executive's
employment pursuant to this Agreement may be terminated by the Company at any time without Cause by delivery of a Notice of Termination to the Executive. In the event that the Executive's employment is terminated pursuant to this Section 12(e), the Executive shall be entitled to receive his Base Salary and health benefits for a period of two years following the Date of Termination; PROVIDED, HOWEVER, that if the Company has met its annual budget for the latest 12 months immediately prior to such termination, Executive shall also be entitled to receive an amount equal to two times his last annual bonus, fifty (50%) percent of which shall be payable on the first anniversary of the Date of Termination and the balance shall be payable on the second anniversary of the Date of Termination.


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

                           (f) BY THE EXECUTIVE. The Executive's employment
pursuant to this Agreement may be terminated by the Executive at any time by delivery of a Notice of Termination to the Company. In the event that this agreement is terminated pursuant to this Section 12(f), the Executive shall be entitled to receive all Base Salary and benefits to be provided to the Executive under this Agreement through the Date of Termination.

                           (g) DATE OF TERMINATION. The Executive's Date of
Termination shall be (i) if the Executive's employment is terminated pursuant to
Section 12(b), the date of his death, (ii) if the Executive's employment is terminated pursuant to Section 12(c), the last day of the six-month period referred to in Section 12(c) or the date of the second physician's opinion received pursuant to Section 12(c)(ii), (iii) if the Executive's employment is terminated pursuant to Section 12(d), the date on which a Notice of Termination is given, (iv) if the Executive's employment is terminated pursuant to Section 12(e), thirty (30) days after the date the Notice of Termination is given or
(v) if the Executive's employment is terminated pursuant to Section 12 (f), ninety (90) days after the date the Notice of Termination is given; PROVIDED, HOWEVER, that the Company may shorten or lengthen such period in the event of a termination pursuant to Section 12(e) or 12(f), in which event, the Executive's Date of Termination shall be such period of time after the Notice of Termination as the Company Board shall determine.

                  13. REPURCHASE PROVISION. In the event that the Executive's employment is terminated without Cause pursuant to Section 12(e), the Executive may, by written notice to the Company at any time within sixty
(60) days following the Date of Termination, request the Company to purchase up to 5,856 shares of Common Stock acquired pursuant to Section 11, at a price of $204.918 per share. Unless prohibited by applicable law or any order or credit or other agreement in effect or if such repurchase would, in the good faith judgment of the Company Board, be detrimental to the Company's financial position, the Company shall be required to purchase such shares within sixty
(60) days following receipt of such notice. In the event the Company is so prohibited from repurchasing such shares, or the Company Board determines that such repurchase would be detrimental to the


                                       6
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Company's financial position, the Company will use its commercially reasonable efforts to effect such repurchase as promptly as reasonably practicable.

                  14.      REPRESENTATIONS.

                           (a) The Company represents and warrants that this
Agreement has been authorized by all necessary corporate action of the Company and is a valid and binding agreement of the Company enforceable against both in accordance with its terms.

                           (b) The Executive represents and warrants that he is
not a party to any agreement or instrument which would prevent him from entering into or performing his duties in any way under this Agreement.

                  15. ASSIGNMENT; BINDING AGREEMENT. This Agreement is a personal contract and the rights and interests of the Executive hereunder may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by him, except as otherwise expressly permitted by the provisions of this Agreement. This Agreement shall inure to the benefit of and be enforceable by the Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to him hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or, if there is no such designee, to his estate.

                  16.      CONFIDENTIALITY; NON-COMPETITION; OWNERSHIP OF WORKS.

                           (a) Executive acknowledges that: (i) the Business is
intensely competitive and that Executive's employment by the Company will require that Executive have access to and knowledge of confidential information of the Company, including, but not limited to, the identity of the Company's customers, the identity of the representatives of customers with whom the Company has dealt, the kinds of services provided by the Company to customers and offered to be performed for potential customers, the manner in which such services are performed or offered to be performed, the service needs of actual or prospective customers, pricing information, information concerning the creation, acquisition or disposition of products and services, creative ideas and concepts, computer software applications and other programs, research data, personnel information and other trade secrets (the "Confidential Information");
(ii) the direct or indirect disclosure of any such Confidential Information would place the Company at a competitive disadvantage and would do damage, monetary or otherwise, to the Company's business; and (iii) the engaging by Executive in any of the activities prohibited by this Section 16 may constitute improper appropriation and/or use of such Confidential Information. Executive expressly acknowledges the trade secret status of the Confidential Information and that the Confidential Information constitutes a protectable business interest of the Company. Accordingly, the Company and Executive agree as follows:

                           (b) For purposes of this Section 16, the Company
shall be construed to include the Company and its parents and subsidiaries engaged in the Business.

                           (c) During Executive's employment with the Company,
and for a period of two years following the termination of Executive's employment by expiration of the Term or otherwise, Executive shall not, directly or indirectly, whether individually, as a director, stockholder, owner, partner, employee, principal or agent of any business, or in any other capacity, make known, disclose, furnish, make available or utilize any of the Confidential Information, other than in the proper performance of the duties contemplated herein, or as expressly permitted herein, or as required by a court of competent jurisdiction or other administrative or legislative body; PROVIDED THAT, prior to disclosing any of the Confidential Information as required by a court or other administrative or legislative body, Executive shall promptly notify the Company so that the Company may seek a protective order or other appropriate remedy. Executive agrees to return all documents or other materials containing Confidential Information, including all photocopies, extracts and summaries thereof, and any such information stored electronically on tapes, computer disks or in any other manner to the Company at any time upon request by the Company and immediately upon the termination of his employment for any reason.

                           (d) During Executive's employment with the Company,
Executive shall not engage in Competition (as defined in Section 16(h) hereof) with the Company.

                           (e) For a period of two (2) years following the
termination of Executive's employment, whether upon expiration of the Term or otherwise, Executive shall not engage in Competition with the Company in any locality or region of the Western Hemisphere in which the Company had operations at the time of Executive's termination, or in which, during the six (6) month period prior to Executive's termination, the Company had made substantial plans with the intention of establishing operations in such locality or region; PROVIDED THAT, it shall not be a violation of this sub-paragraph for Executive to become the registered or beneficial owner of up to one percent (1%) of any class of the capital stock of a competing


                                       8
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corporation registered under the Securities Exchange Act of 1934, as amended, provided that Executive does not actively participate in the business of such corporation until such time as this covenant expires.

                           (f) For a period of two (2) years after he ceases to
be employed hereunder by the Company, whether upon expiration of the Term or otherwise, Executive agrees that he will not, directly or indirectly, for his benefit or for the benefit of any other person, firm or entity, do any of the following:

                                    i) solicit from any customer doing business
         with the Company as of Executive's termination, business of the same or of a substantially similar nature to the business of the Company with such customer;

                                    ii) solicit from any known potential
         customer of the Company business of the same or of a substantially similar nature to that which has been the subject of a known written or oral bid, offer or proposal by the Company, or of substantial preparation with a view to making such a bid, proposal or offer, within six (6) months prior to Executive's termination; or

                                    iii) recruit or solicit the employment or
         services of, or hire, any person who has remained continuously employed from the date of termination of Executive's employment through the date of the recruitment or solicitation.

                           (g) The Executive will make full and prompt
disclosure to the Company of all inventions, improvements, formulas, data, programs, processes, ideas, concepts, discoveries, methods, developments, software, and works of authorship, whether or not copyrightable, trademarkable or patentable, which are created, made, conceived or reduced to practice by the Executive, either alone, under his direction or jointly with others during the period of his employment with the Company, whether or not during normal working hours or on the premises of the Company, which (i) relate to the actual or anticipated business, activities or research of the Company, or (ii) result from or are suggested by work performed by the Executive for the Company, or (iii) result, to any extent, from use of the Company's premises or property (all of which are collectively referred to in this Agreement as "Works"). All Works shall be the sole property of the Company, and, to the extent that the Company is not already considered the owner thereof as a matter of law, the Executive hereby assigns to the Company, without further compensation, all his right, title and interest in and to such Works and any and all related intellectual


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property rights (including, but not limited to, patents, patent applications, copyrights, copyright applications, and trademarks) in the Western Hemisphere and elsewhere.

                           (h) For purposes of this Agreement, "Competition" by
Executive shall mean Executive's engaging in, or otherwise directly or indirectly being employed by or acting as a consultant or lender to, or being a director, officer, employee, principal, agent, stockholder, member, owner or partner of, or permitting his name to be used in connection with, the activities of any other business or organization anywhere in the Western Hemisphere which competes, directly or indirectly, with the Business of the Company; PROVIDED, however, that Executive shall not be deemed to have engaged in Competition with the Company if he obtains post-termination employment with an entity which competes with the Business of the Company, so long as Executive's employment with the competitor is limited to division(s) or portion(s) of the competitor's business which do not compete with the Business of the Company and will not require him to violate any other provision of this Section 16.

                           (i) The parties recognize that the purpose of this
Section 16 is to avoid harm to the Company by Executive providing confidential information to, or becoming employed by, its competitors, and not to artificially limit his employment options in the future. In addition to the other subsections of this Section 16, the parties agree: (A) that Executive is not barred from obtaining post-termination employment with an entity that does not directly engage in Competition with the Company; and (B) that the restrictions of Section 16 shall not apply to information which is or becomes publicly known by lawful means, or comes into Executive's possession from sources not under an obligation of confidentiality to the Company.

                           (j) Executive acknowledges that the services to be
rendered by him to the Company are of a special and unique character, which gives this Agreement a peculiar value to the Company, the loss of which may not be reasonably or adequately compensated for by damages in an action at law, and that a breach or threatened breach by him of any of the provisions contained in this Section 16 will cause the Company irreparable injury. Executive therefore agrees that the Company shall be entitled, in addition to any other right or remedy, to a temporary, preliminary and permanent injunction, without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security, enjoining or restraining Executive from any such violation or threatened violations.

                           (k) Executive further acknowledges and agrees that
due to the uniqueness of his services and confidential nature of the information he will possess,


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the covenants set forth herein are reasonable and necessary for the protection of the business and goodwill of the Company.

                           (l) If any one or more of the provisions contained in
this Agreement shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the fullest extent permitted by law.

                  17. ENTIRE AGREEMENT. This Agreement contains all the understandings between the parties hereto pertaining to the matters referred to herein, and supersedes any other undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto. The Executive represents that, in executing this Agreement, he does not rely and has not relied upon any representation or statement not set forth herein made by the Company with regard to the subject matter or effect of this Agreement or otherwise.

                  18. AMENDMENT OR MODIFICATION, WAIVER. No provision of this Agreement may be amended or waived, unless such amendment or waiver is agreed to in writing, signed by the Executive and by a duly authorized officer of the Company. No waiver by any party hereto of any breach by another party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

                  19. NOTICES. Any notice to be given hereunder shall be in writing and shall be deemed given when delivered personally, sent by courier or facsimile or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice hereunder in writing:

                  To the Executive at:

                           Mr. C. Roberto Cordaro
                           4 N 886 Dover Hill Road
                           St. Charles, IL  60175

                  with copies to:

                           Littler Mendelson
                           200 North LaSalle Street
                           Suite 2900


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

                           Chicago, Illinois  60601-1014
                           Attention: Dana S. Connell, Esquire

                  To the Company at:

                           MCII Holdings (USA) Inc.
                           10 East Golf Road
                           Des Plaines, Illinois 60016
                           Attention:  General Counsel

                  with copies to:

                           Joseph Littlejohn & Levy
                           450 Lexington Avenue
                           New York, New York   10022
                           Attention:  Jeffrey C. Lightcap

                                       and

                           Skadden, Arps, Slate, Meagher & Flom LLP
                           One Rodney Square
                           P.O. Box 636
                           Wilmington, Delaware  19899
                           Attention: Robert B. Pincus, Esquire

                  Any notice delivered personally or by courier under this
Section 20 shall be deemed given on the date delivered and any notice sent by facsimile or registered or certified mail, postage prepaid, return receipt requested, shall be deemed given on the date transmitted by facsimile or mailed.

                  20. SEVERABILITY. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law.

                  21. SURVIVORSHIP. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

                  22. GOVERNING LAW. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof.

                  23. HEADINGS. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section or para graph.

                  24. WITHHOLDING. All payments to the Executive under this Agreement shall be reduced by all applicable withholding required by federal, state or local law.

                  25. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                            [SIGNATURE PAGE FOLLOWS]


                                       13
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                  IN WITNESS WHEREOF, the parties hereto have executed this
Employment Agreement on April __, 2000 to be effective as of the Effective Date.

                            MCII HOLDINGS (USA) INC.


                            By:   _____________________________________
                                  Name:
                                  Title:

                            C. ROBERTO CORDARO


                            ___________________________________________